Exhibit 4.7

DESCRIPTION OF SECURITIES
The following is a brief description of the material terms of the capital stock of Fulton Financial Corporation (“Fulton”). The following summary does not purport to be complete and is subject, and qualified in its entirety by reference, to the provisions of Fulton’s Amended and Restated Articles of Incorporation (the “Fulton Articles”) and Bylaws, as amended (the “Bylaws”), which are exhibits to the Annual Report on Form 10-K of which this exhibit is a part. For additional information about the rights of holders of Fulton’s Common Stock, you should refer to the Fulton Articles and the Bylaws as well as the applicable provisions of Pennsylvania law, including the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”).
Authorized Capital Stock
The Fulton Articles authorize the issuance of 600,000,000 shares of Common Stock, $2.50 par value per share, and 10,000,000 shares of Preferred Stock, without par value. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. No shares of Preferred Stock are outstanding.
Dividend Rights
Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors of Fulton out of funds legally available for dividends.
Conversion, Sinking Fund Provisions and Redemption Provisions
Holders of Common Stock have no preemptive or conversion rights and are not entitled to the benefits of any redemption or sinking fund provision.
Voting Rights
Each holder of Common Stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No holder of Common Stock has the right of cumulative voting.
If a quorum exists, action on any matter, excluding the election of directors, shall be approved by the affirmative vote of a majority of the votes cast, unless the Fulton Articles, the Bylaws or the BCL require a greater number of affirmative votes. For the election of directors, the director nominees receiving the highest number of votes shall be elected. In the event that the number of director nominees exceeds the number of directors to be elected, the directors (not exceeding the authorized number of directors as fixed by the Board of Directors in accordance with the Fulton Articles or the Bylaws) shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.
Certain Anti-Takeover Provisions
The Fulton Articles and the Bylaws include certain provisions which may be considered to be “anti-takeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control over Fulton by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect Fulton shareholders by providing a measure of assurance that Fulton shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the anti-takeover provisions set forth in the Fulton Articles and the Bylaws, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to the Common Stock. To the extent that these provisions actually discourage such a transaction, holders of the Common Stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, these provisions make it more difficult to remove, and thereby may serve to entrench, incumbent directors and officers, even if their removal would be regarded by some shareholders as desirable.
The provisions in the Fulton Articles which may be considered to be “anti-takeover” in nature include the following:

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a provision that provides for substantial amounts of authorized but unissued capital stock, including a class of preferred stock whose rights and privileges may be determined prior to issuance by the Board of Directors;

•	a provision that does not permit shareholders to cumulate their votes for the election of directors;

•	a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions;

•	a provision that establishes criteria to be applied by the Board of Directors in evaluating an acquisition proposal;

•	a provision that requires a greater than majority shareholder vote in order for the shareholders to remove a director from office without cause;

•	a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of shareholders to call a special meeting;

•	a provision that limits the right of the shareholders to amend the Bylaws;

•	a provision that requires, under certain circumstances, a greater than majority shareholder vote in order to amend the Fulton Articles; and

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a provision requiring that advance notice be delivered to Fulton of any business to be brought by a eligible shareholder before an annual meeting of shareholders and requiring certain procedures to be followed by shareholders in nominating candidates for election as directors.

The provisions of the Bylaws which may be considered to be “anti-takeover” in nature include the following:

•	a provision that limits the permissible number of directors; and

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a provision that requires advance written notice as a precondition to the nomination of any person for election to the Board of Directors, other than in the case of nominations made by existing management.

As a Pennsylvania business corporation and a corporation whose Common Stock is registered under the Securities Exchange Act of 1934, as amended, Fulton is subject to, and may take advantage of the protections of, the anti-takeover provisions of the BCL. These anti-takeover provisions, which are designed to discourage the acquisition of control over a targeted Pennsylvania business corporation, include:

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a provision whereby the directors of the corporation, in determining what is in the best interests of the corporation, may consider factors other than the economic interests of the shareholders, such as the effect of any action upon other constituencies, including employees, suppliers, customers, creditors and the community in which the corporation is located;

•	a provision that permits shareholders to demand that a controlling person pay to them the fair value of their shares in cash upon a change in control;

•	a provision that restricts certain business combinations unless there is prior approval by the directors or a supermajority of the shareholders;

•	a provision permitting a corporation to adopt a shareholder rights plan;

•	a provision denying the right to vote to a person who acquires a specified percentage of stock ownership unless those voting rights are restored by a vote of disinterested shareholders; and

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a provision requiring a person who acquires a specified percentage of stock ownership to disgorge to the corporation all profits from the sale of equity securities of the corporation within eighteen months thereafter.

Corporations may elect to “opt out” of any or all of these anti-takeover provisions of the BCL. Fulton has not elected to opt out of any of the protections provided by the anti-takeover statutes.
Existence of the above provisions could result in Fulton being less attractive to a potential acquirer, or result in Fulton’s shareholders receiving less for their shares of Common Stock than otherwise might be available if there is a takeover attempt.
The ability of a third party to acquire Fulton is also limited under applicable banking regulations. The Bank Holding Company Act of 1956, as amended (the “BHC Act”) requires any “bank holding company” (as defined therein) to obtain the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) prior to acquiring, directly or indirectly, more than 5% of Fulton’s outstanding Common Stock. Any person other than a bank holding company is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of Fulton’s outstanding Common Stock under the Change in Bank Control Act of 1978, as amended. Any holder of 25% or more of Fulton’s outstanding Common Stock, other than an individual, is subject to regulation as a bank holding company under the BHC Act. Furthermore, while Fulton does not have a shareholder rights plan currently in effect, under Pennsylvania law, Fulton’s Board of Directors can adopt a shareholder rights plan without shareholder approval. If adopted, a shareholder rights plan could result in substantial dilution to a person or group that attempts to acquire Fulton on terms not approved by Fulton’s Board of Directors.
Listing
The Common Stock is traded on the Nasdaq Stock Market, LLC exchange under the symbol “FULT.”